EXHIBIT 12.1

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BOWATER INCORPORATED
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED IN MILLIONS, EXCEPT RATIO INFORMATION)


                                                SIX MONTHS ENDED                         TWELVE MONTHS ENDED
                                                    JUNE 30,                                DECEMBER 31,
                                             ------------------------------------------------------------------------------------

                                                2003        2002        2002        2001        2000        1999        1998
                                             ------------------------------------------------------------------------------------

EARNINGS:

Income (loss) before income taxes, minority    $ (115.2)    $ (74.6)   $ (250.8)     $ 189.1     $ 239.2     $ 155.8      $ 15.6
interests and cumulative effect of
accounting change

Add: Fixed charges from below                       93.5       92.3       182.7        164.4       153.6       145.9       110.5
Less: Capitalized interest                           5.7        3.4         8.7          9.5         3.5         4.9         4.5
                                             ------------------------------------------------------------------------------------

                                               $  (27.4)     $  14.3    $ (76.8)     $ 344.0     $ 389.3     $ 296.8     $ 121.6
                                             ====================================================================================

FIXED CHARGES:

Interest expense, net of interest capitalized       82.1        83.1      163.0        141.0       135.2       126.7        98.4
Capitalized interest                                 5.7         3.4        8.7          9.5         3.5         4.9         4.5
Estimate of interest within rental expense           1.7         1.5        2.8          2.7         2.1         3.9         3.1
Amortized premium and discounts related to           4.0         4.3        8.2         11.2        12.8        10.4         4.5
indebtedness
                                             ------------------------------------------------------------------------------------

                                                  $ 93.5     $  92.3    $ 182.7      $ 164.4     $ 153.6     $ 145.9      $110.5
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RATIO OF EARNINGS TO FIXED CHARGES                    --          --         --          2.1x        2.5x        2.0x        1.1x
                                             ====================================================================================
DEFICIENCY OF EARNINGS TO FIXED CHARGES          $ 120.9     $  78.0    $ 259.5           --          --          --          --
                                             ====================================================================================

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